AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                           HARVEST STATES COOPERATIVES



                                   ARTICLE I.
                      NAME AND PRINCIPAL PLACE OF BUSINESS


         The name of this Association is Harvest States Cooperatives and its principal place of business is in the City of Falcon Heights, County of Ramsey, State of Minnesota. The registered office of this Association is 1667 North Snelling Avenue, St. Paul, Minnesota 55108.


                                   ARTICLE II.
                                    DURATION

         This Association shall have perpetual existence.


                                  ARTICLE III.
                                    PURPOSE

         This Association is organized for the following purposes:

         (a) To manufacture, process, market, purchase, handle, deal in and sell the agricultural products of its members, non-member patrons and others, including, without limitation, the processing and exporting of grain and other agricultural products.

         (b) To procure supplies and equipment and to perform any and all services for its members, non-member patrons and others.

         (c) To engage in any other activity, including performance of related services for its members, for which cooperative associations may be lawfully organized under the Minnesota Cooperative Law, Minnesota Statutes Chapter 308A.


                                   ARTICLE IV.
                                     POWERS

         SECTION 1 - POWERS. This Association shall have all powers, privileges and rights conferred on cooperative associations by the laws of the State of Minnesota or the United States of America. The foregoing powers, privileges and rights shall include, without limitation, the following:

         (a) To receive, purchase, store, handle, grade, process, manufacture, ship, sell and otherwise deal in and act as a commission merchant with respect to grain and any other farm products offered by its members, non-member patrons and others, and to purchase, manufacture, process, sell, store, handle, ship, distribute and otherwise deal in and procure for its members, non-member patrons and others any and all kinds of supplies and equipment, and to perform any and all services to and for its members, non-member patrons and others.

         (b) To lend money and receive the obligations of others therefor, and to purchase the obligations of others, whether such loans or purchased obligations are secured or unsecured.

         (c) To purchase, acquire, own, mortgage, pledge, sell, assign, transfer or otherwise dispose of, equity or debt securities created by any other corporation or other legal entity wherever organized, with all the rights, powers and privileges of ownership thereof.

         (d) To borrow money, to incur obligations and to assume obligations of any other person, individual, corporation or other legal entity, in any amount; and to make contracts of hire.

         (e) To issue equity or debt securities, whether certificated or uncertificated.

         (f) To have one or more offices, and to conduct any or all of its operations and business, and promote its purposes within and without the state of Minnesota without restriction as to places or amounts.

         (g) To carry on any other business in connection with the foregoing and to engage in any of said activities on its own account or as agent for others, or alone or in association with others; and to employ agents, consultants and nominees to perform any or all of the powers herein enumerated.

         (h) To engage in any other activity for which cooperative associations may lawfully be organized under the Minnesota Cooperative Law, Minnesota Statutes Chapter 308A.

         (i) Generally to enjoy all the rights, privileges, and powers incidental or convenient to the operation and conduct of its business.

The powers, privileges and rights specified herein shall, except where otherwise expressed, be in no way limited or restricted by reference to or inference from the terms of any other provision of these Articles of Incorporation. The enumeration of powers, privileges and rights herein shall not be held to limit or restrict in any manner the general powers, privileges and rights conferred upon this Association by the laws of the State of Minnesota.

         SECTION 2 - LIMITATION. This Association shall not at any time market products of non-members in an amount greater in value than the amount in value in which it handles products of its members, and shall not purchase supplies and equipment or furnish services for non-members in an amount the value of which exceeds the value of the supplies and equipment purchased for members and the services provided to members. All business transacted by this Association for or on behalf of the United States or any agency of instrumentality thereof shall be disregarded in determining the volume of member and non-member business transacted by this Association.


                                   ARTICLE V.
                 MEMBERSHIP; VOTING; DEBT AND EQUITY SECURITIES

         SECTION 1 - MEMBERSHIP. This Association shall admit members upon such terms and conditions as are prescribed in the Bylaws. Membership in this Association shall be restricted to the following:

         (a) Persons (including individuals and joint ventures, corporations, partnerships, limited liability companies, limited liability partnerships, unincorporated associations or other legal entities owned or controlled by individual farmers or their family groups) that are actually engaged in the production of agricultural products, including tenants of land used for the production of such products and lessors of such land that receive as rent therefor any part of the product of such land; and

         (b) Associations of producers of agricultural products organized and operating so as to adhere to the provisions of the Agricultural Marketing Act, 12 U.S.C. ss 1141(j)(a), as amended, and the Capper-Volstead Act, 7 U.S.C. ss 291-292, as amended.

Additional qualifications, duties, rights and privileges of members of this Association shall be as provided in, or authorized by the Board of Directors pursuant to, the Bylaws. The Bylaws (or the Board of Directors acting pursuant to the Bylaws) may further restrict membership in this Association to persons or associations that transact a minimum amount of business with or through this Association. Notwithstanding anything to the contrary herein, this Association may refuse membership or provide conditional membership to an applicant based on its findings, determined on reasonable grounds, that the applicant's admission to membership would prejudice, hinder or otherwise obstruct the interests or purposes of this Association. A membership in this Association is transferable only with the consent and approval of the Board of Directors.

         SECTION 2 - VOTING. Each member shall have a minimum of one (1) vote in the affairs of the Association, and may otherwise be entitled to additional votes as further authorized in the Bylaws. This Association is a cooperative that is described in Section 308A.641, Subdivision 2, of the Minnesota Cooperative Law, Minnesota Statutes Chapter 308A.

         SECTION 3 - NONSTOCK COOPERATIVE. This Association shall not have capital stock. This Association may issue equity or debt securities, on a patronage basis or otherwise, but unless authorized in, or by the Board of Directors pursuant to, the Bylaws, no such securities shall entitle the holders thereof to any voting, membership or other rights to participate in the affairs of this Association. Unless authorized in, or by the Board of Directors pursuant to, the Bylaws, such equity or debt securities shall not be transferrable without the prior consent of the Board of Directors.

         SECTION 4 - APPROVAL OF CERTAIN CORPORATE ACTION. A merger, consolidation, liquidation or dissolution involving this Association, or the sale of all or substantially all of the assets and property of this Association, may be authorized by the members in accordance with the Minnesota Cooperative Law, Minnesota Statutes Chapter 308A, upon the approval of two-thirds (2/3) of the votes cast in person or by mail vote at an annual or special meeting of the members called for such purpose; provided, however, in the event the Board of Directors of this Association declares, by resolution adopted by a majority of the Board of Directors present and voting, that the action involves or is related to a hostile takeover, then the action may be adopted only upon the approval of eighty percent (80%) of the total voting power of the members of this Association, whether or not present and/or voting on the action. Notwithstanding Article XI of these Articles of Incorporation, this Section 4 may be amended only upon the approval of eighty percent (80%) of the total voting power of the members of this Association, whether or not present and/or voting on the amendment.


                                   ARTICLE VI.
                                PATRONAGE REFUNDS

         All net savings of this Association (in excess of dividends declared by the Board of Directors on outstanding equity securities from time to time and additions to reserves) shall be distributed to members annually or more often on the basis of patronage, as more particularly provided for in the Bylaws, and the records of this Association may show the interest of members and equity holders in the reserves. The determination of net savings may be made by divisions or units representing separate or different operations of this Association, upon such basis as shall be determined to be equitable by the Board of Directors. Patronage refunds may be distributed in cash, written evidences of equity or book credits, or any combination thereof, as more particularly provided for in the Bylaws. Any such allocated capital equity shall be redeemable only at the option of the Board of Directors.


                                  ARTICLE VII.
                                   FIRST LIEN

         This Association shall have a first lien on all certificates of equity, patronage capital and other equity interests standing on its books (including any earned but not allocated capital equity issued to members as patronage refunds), for all indebtedness of the respective holders or owners thereof to this Association. This Association shall also have the right, exercisable at the option of the Board of Directors, to set off such indebtedness against the face amount of such equity interests; provided, however, that nothing contained herein shall give the holder of such equity interests any right to have such set off made.


                                  ARTICLE VIII.
                                   DISSOLUTION

         In the event of any dissolution, liquidation or winding up of this Association, whether voluntary or involuntary, all debts and liabilities of this Association shall be paid first according to their respective priorities. All equity capital shall then be paid to the holders of such equity capital in accordance with the terms and priorities provided in the Bylaws. Any remaining assets of this Association shall be distributed on an allocation unit basis among the members of this Association in proportion to their patronage.


                                   ARTICLE IX.
                               BOARD OF DIRECTORS

         The business and affairs of this Association shall be managed by a Board of Directors of not less than thirteen (13) persons as set by the Bylaws. Directors shall be elected by the members at the annual meeting of this Association in such manner and for such terms as the Bylaws may prescribe.


                                   ARTICLE X.
                               DIRECTOR LIABILITY

         No director of this Association shall be personally liable to this Association or its members for monetary damages for breach of fiduciary duty as a director, except for liability:

         (a) for a breach of the director's duty of loyalty to this Association or its members;

         (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

         (c) for a transaction from which the director derived an improper personal benefit; or

         (d) for an act or omission occurring prior to the date when the provisions of this Article (or predecessor thereto) became effective.

It is the intention of the members of this Association to eliminate or limit the personal liability of the directors of this Association to the greatest extent permitted under Minnesota law. If amendments to the Minnesota Statutes are passed after the effective date of this Article X which authorize cooperatives to act to further eliminate or limit the personal liability of directors, then the liability of the directors of this Association shall be eliminated or limited to the greatest extent permitted by the Minnesota Statutes, as so amended. Any repeal or modification of this Article X by the members of this Association shall not adversely affect any right of or any protection available to a director of this Association which is in existence at the time of such repeal or modification.


                                   ARTICLE XI.
                                    AMENDMENT

         These Articles of Incorporation may be amended in accordance with the Minnesota Cooperative Law, Minnesota Statutes Chapter 308A, upon the approval of a majority of the votes cast in person or by mail vote at an annual or special meeting of the members called for such purpose; provided, however, in the event the Board of Directors of this Association declares, by resolution adopted by a majority of the Board of Directors present and voting, that the amendment involves or is related to a hostile takeover, then the amendment may be adopted only upon the approval of eighty percent (80%) of the total voting power of the members of this Association, whether or not present and/or voting on the amendment.